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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Administrative Committee of the
Weatherford International, Inc. 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-53633-99 and 333-36598-99), of Weatherford International Ltd. (the successor of Weatherford International, Inc.) of our report dated June 27, 2003, relating to the statement of net assets available for plan benefits of Weatherford International, Inc. 401(k) Savings Plan as of December 31, 2002, the related statement of changes in net assets available for plan benefits for the year then ended and the supplemental schedule H, line 4i, schedule of assets (held at end of year) as of December 31, 2002, which appears in the December 31, 2002 Annual Report on Form 11-K of Weatherford International, Inc. 401(k) Savings Plan.

                                    KPMG LLP

Houston, Texas
June 27, 2003

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